VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                                CALCULATION OF FULLY DILUTED NET LOSS PER SHARE



(Dollar amounts in thousands, except per share data)

                                                               THREE MONTHS ENDED JUNE 30,              SIX MONTHS ENDED JUNE 30,
                                                                  1995             1994                  1995             1994

Net Loss..............................................      $    (1,327)     $    (1,243)            $    (8,484)     $    (4,298)

Weighted average number of common
  shares outstanding..................................       41,189,163       38,446,752              40,939,169       38,424,448

Adjustments necessary to reflect weighted
  average number of common shares
  outstanding on a fully diluted basis................          828,825        1,390,062               1,169,044        1,386,339

                                                             42,017,988       39,836,814              42,108,213       39,810,787

Fully diluted net loss per share......................       $    (0.03)      $    (0.03)              $   (0.20)       $    (0.11)
